Exhibit 22

NOTICE OF

ANNUAL AND SPECIAL MEETING

OF SHAREHOLDERS

AND

MANAGEMENT INFORMATION CIRCULAR

April 22, 2010

STRATECO RESOURCES INC.

1225 Gay-Lussac, Boucherville, Québec J4B 7K1

NOTICE OF ANNUAL AND SPECIAL

MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN THAT the Annual and Special Meeting (the "Meeting") of Shareholders of Strateco Resources Inc. (the Company) will be held in the Salon Hochelaga 4, of the Fairmont The Queen Elizabeth Hotel, 900 René-Lévesque Blvd. West, Montreal, Québec, on May 27, 2010 at 10:30 a.m., for the following purposes:

1.

To receive the Company’s management discussion and analysis, the audited financial statements and the related auditors’ report for the financial year ended December 31, 2009;

2.

To elect the directors;

3.

To appoint the new auditors and authorize the directors to fix their remuneration;

4.

Consider and adopt, if so desired, a resolution to reconfirm and extend the shareholders' rights plan for a three year period, as approved by the Board of Directors of the Company on March 21, 2007, as described in the attached management information circular;

5.

To transact any other business as may properly come before the Meeting.

A copy of the annual report containing the management discussion and analysis, the audited financial statements and the auditors’ report for the year ended December 31, 2009 has been delivered by mail to the shareholders on or about March 16, 2010.  The Management Information Circular contains additional information regarding the matters to be considered at the Meeting, and is hereby deemed to be an integral part of this notice.

Boucherville, Québec

April 22, 2010

ON BEHALF OF THE BOARD OF DIRECTORS

(Signed) Guy Hébert

_________________________________

GUY HÉBERT

President

The Board of Directors would like all shareholders to be present at the meeting.  However, shareholders who are unable to attend the Meeting in person are urged to complete the attached proxy form and return it to Computershare Investor Services Inc. in the envelope provided for this purpose.  Proxies to be used at the meeting must be returned to Computershare Investor Services Inc. before the close of business on May 25, 2010.

STRATECO RESOURCES INC.

MANAGEMENT INFORMATION CIRCULAR

APRIL 22, 2010

This Management Information Circular is furnished in connection with the solicitation of proxies by the management of Strateco Resources Inc. (the Company) for use at the annual and special meeting of shareholders of the Company (the Meeting) to be held at the time and place and for the purposes set forth in the attached notice of meeting (the Notice) and any adjournment thereof. This solicitation will primarily be by mail, but proxies may also be solicited by directors and officers of the Company.  The Company will bear all costs and expenses of this solicitation.

APPOINTMENT OF PROXIES

Persons mentioned in the accompanying form of proxy are directors of the Company.  Any shareholder has the right to appoint a proxy to represent him at the Meeting other than the persons designated in the enclosed form of proxy, and may do so by crossing out the printed names and indicating the name of such nominee in the blank space provided.  A proxy does not need to be a shareholder of the Company.

Shareholders who cannot attend the Meeting are urged to complete the attached form of proxy and return it to Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1 no later than May 25, 2010, or to remit it to the secretary of the Company immediately prior to the beginning of the Meeting.  If the shareholder is a corporation, the signature of an officer on said form of proxy must be duly authorized in writing.

REVOCATION OF PROXIES

A shareholder who gives a proxy may at any time revoke the proxy, by written instrument signed by the shareholder or his agent duly authorized in writing or, if the shareholder is a corporation, by an officer duly authorized in writing and deposited at the head office of the Company or with Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1 no later than May 25, 2010 or deposited with the chairman or the secretary of the Meeting, immediately prior to the beginning of the Meeting or any adjournment thereof.

ADVICE TO BENEFICIAL SHAREHOLDERS

Only registered shareholders or duly appointed proxy holders are permitted to attend and vote at the Meeting.  Shareholders who do not hold their shares in their own name (the Beneficial Shareholders) are advised that only proxies from shareholders of record can be recognized and voted at the Meeting.  Beneficial Shareholders who complete and return an instrument of proxy must indicate thereon the person (usually a brokerage house) who holds their shares as a registered shareholder.  Every intermediary (broker) has its own mailing procedure, and provides its own return instructions, which should be carefully followed.  The instrument of proxy supplied to Beneficial Shareholders is identical to that provided to registered shareholders.  However, its purpose is limited to instructing the registered shareholder how to vote on behalf of the Beneficial Shareholder.

If shares are listed in an account statement provided to a shareholder by a broker, then in almost all cases those shares will not be registered in such shareholder’s name on the records of the Company.  Such shares will more likely be registered under the name of the shareholder’s broker or an agent of such broker.  In Canada, the majority of such shares are registered under the name of CDS & Co. (the registration name for The Canadian Depository for Securities, which company acts as nominee for many Canadian brokerage firms).  Shares held by brokers or their nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Shareholder. Without specific instructions, brokers/nominees are prohibited from voting shares for their clients. The directors and officers of the Company do not know for whose benefit the shares registered in the name of CDS & Co. are held.

Brokers and other intermediaries are required to request voting instructions from Beneficial Shareholders prior to shareholder meetings.  Brokers and other intermediaries have their own procedures for sending materials and their own guidelines for the return of documents; these instructions are to be followed to the letter by the Beneficial

Shareholder if the voting rights attached to their shares are to be cast at the Meeting.  In Canada, most brokers now have delegated the responsibility of obtaining their clients’ instructions to Broadridge Canada Inc. (Broadridge). Beneficial Shareholders who receive a voting instruction form from Broadridge may not use said form to vote directly at the Meeting.  If you have questions on how to exercise voting rights attached to shares held through a broker or other intermediary, please contact the broker or intermediary directly.

Although a Beneficial Shareholder will not be recognized at the Meeting for the purposes of directly exercising voting rights attached to shares registered in the name of his broker (or a representative thereof), he may attend the Meeting as proxy of the registered shareholder and, as such, exercise the voting rights attached to such shares.

Unless otherwise indicated in this Management Information Circular and in the attached form of proxy and Notice, the term shareholders shall mean registered shareholders.

VOTING OF SHARES REPRESENTED BY PROXIES

The voting rights conferred by the common shares (the Shares) and for which proxy is given by the duly signed form in favour of the persons designated therein shall be exercised in the manner indicated whenever a ballot is taken at the Meeting.  When a ballot is taken with respect to the election of directors or the appointment of auditors, the voting right conferred by the Shares shall be exercised for the same purposes and in the manner indicated in the appropriate paragraphs of this circular unless an abstention from voting for the election of directors or the appointment of auditors is stipulated in the proxy.

The directors soliciting the proxy undertake to carry out the instructions given by a shareholder in the proxy form.  If no instruction is given, the votes will be cast in favour of the adoption of the resolutions set forth in the Notice.  The accompanying form of proxy confers discretionary power with respect to amendments to the matters identified in the Notice and any other matters that may properly come before the Meeting, except for the election of a director who is not named as a nominee in the circular.  To date, directors of the Company have no knowledge of any amendment to the matters discussed in the Notice or any other business as may properly be brought before the Meeting.

RECORD DATE

The Company has set April 21, 2010 as the record date for the Meeting.  Only shareholders of record as at that date are entitled to receive the Notice as well as all other material pertaining to it.

Any person who acquires Shares after the record date is entitled to vote such Shares if said person can provide the share certificate(s) registered in his name or establish in another manner his ownership of the shares and requests that his name be registered on the shareholders’ list at least two days prior to the Meeting.

VOTING SHARES AND PRINCIPAL HOLDERS OF VOTING SHARES

A total number of 122,695,906 common shares of the Company were issued and outstanding at April 21, 2010.  Each Share confers the right to one vote upon its holder duly registered on April 21, 2010, the reference date that determines which shareholders are entitled to receive the Notice and vote at the Meeting.  To the knowledge of the management of the Company, approximately 14,642,065 common shares or 12,9% of the Company's stock is held by mutual funds and other client accounts managed by Ned Goodman, Investment Counsel Limited.

PERSONS WITH INTERESTS IN CERTAIN MATTERS ON THE AGENDA

At the date hereof, to the knowledge of the management of the Company and with the exception of the information disclosed elsewhere in this circular, no person has any interest by way of beneficial ownership of securities or otherwise in any matter on the agenda.

________________ // ________________

BUSINESS TO BE DEALT WITH AT THE MEETING

1.

AUDITOR’S REPORT, M D & A AND AUDITED FINANCIAL STATEMENTS (Item No. 1 on the Notice)

The management discussion and analysis and the audited financial statements for the year ended December 31, 2009, together with the auditors’ report thereon, will be presented before the Meeting.  The audited financial statements are attached to the Company’s 2009 management discussion and analysis that were mailed to the shareholders on or about March 16, 2010, and can be consulted on the Company’s website at www.stratecoinc.com.

2.

ELECTION OF DIRECTORS (Item No. 2 on the Notice)

Pursuant to the general by-laws, the business of the Company is managed by a Board of Directors consisting of a minimum of three and a maximum of fifteen directors; there are currently seven directors of the Company.  Unless he resigns or his office becomes vacant upon his death or for any other reason in accordance with the Company’s by-laws, each director elected at the Meeting holds office until the date of the next annual meeting or until his successor is elected or appointed.

The persons named in the attached proxy form intend to vote in favour of the election of the nominees named in the following table, unless the shareholder signing a proxy has indicated his desire to abstain from voting regarding the election of directors.

Name, Municipality of Residence and Office Held within the Company	Director Since	Common Shares Over which Control is Exercised (1)	Principal Occupation
Guy Hébert Boucherville, Québec, President, Chief Executive Officer and Director	13/04/00	5,587,614 (2)	President Chief Executive Officer of the Company
Jean-Pierre Lachance, Saint-Hubert, Québec, Executive and Exploration Vice President and Director	13/04/00	198,600	Executive and Exploration Vice President of the Company
Marcel Bergeron (3) Town of Mount Royal, Québec Director	21/03/07	27,000	Vice-President Finance, Northern Precious Metals Management Funds Inc.
Robert Desjardins (3) Montreal, Québec, Director	31/10/01	100,000	President of Robert G. Desjardins and Associates Inc.
Henri Lanctôt Town of Mount Royal, Québec Director	24/01/07	50,375	,Legal consultant, Gowling Lafleur Henderson LLP, Attorneys
Jean-Guy Masse (3) Montreal, Québec, Director	13/04/00	43,000	President of Northern Precious Metals Funds Inc.
Robert Marchand Candiac, Québec Director	11/03/2010	0	Investment Manager The Sentient Group

(1)

Information relating to the Shares over which control or direction is exercised was provided by the nominees as of April 21, 2010;

(2)

Mr. Guy Hébert holds 232,000 Shares directly and 5,355,614 Shares held indirectly through a company controlled by him;

(3)

Audit committee member.

All the above nominees, except Mr. Robert Marchand, were elected directors at the previous shareholders meeting held on June 9, 2009, for which the notice of meeting included a Management Information Circular. Mr. Marchand was appointed Director on March 11, 2010 to a vacant director post. The mandate of directors mentioned above and presented hereafter, expires at the date of the next annual meeting of shareholders.

Candidates for the position of director

Mr. Guy Hébert, Director, President and Chief Executive Officer

Mr. Guy Hébert, is a Director, Chief executive officer and President of the Company since April 13, 2000. Mr. Hébert holds a Bachelor of Science degree with a speciality in Geology form the University of Montreal and a Master in Business Administration (MBA) from Sherbrooke University.

Since October 1992, he is also Director and President of BBH Géo-Management Inc. ("BBH"). BBH is a private company rendering management services to mining companies and has a services agreement with the Company since July 2000. Mr. Guy Hébert has been hired by BBH to offer services to the Company as President and Chief Executive Officer since April 13, 2000, and his function occupied approximately 95% of his time during 2009. Mr. Hébert has been President for a few months at the time of incorporation of Cadiscor Resources Inc. from March 2006 to June 1, 2006 and remained afterward solely Director and Chairman of the Board of Cadiscor. On May 26, 2009, Mr. Hébert resigned from his position as Chairman of the Board of Cadiscor as a result of the merger of Cadiscor and North American Palladium Ltd.

Professional Experience

Mr. Hébert has been active in the mining industry for the last 37 years.. He was the architect of over $400 million in financing for various uranium, gold and basic metals mining projects in Canada and overseas. Since 1980, he has brought 3 mines into production.

Mr. Hébert was President and Chief Executive Officer of Lyon Lake Mines Ltd. from 1986 to 2001. He brought into production Beta Vargas, an open pit 1,000 tpd gold mine in Costa Rica. Permitting and reclamation were a success. In September 1997, the Beta Vargas Mine was awarded the top environmental prize by Latin American Association of Geosynthetics. The Beta Vargas treatment plant represented a model for environmental design. From 1985 to 1992, he was President and CEO of Audrey Resources Inc. He brought into production the Bouchard-Hébert open pit and underground 2,500 tpd polymetallic mine (Zn,Cu,Au,Ag) in Québec, that was taken over by Cambior in 1992. Cambior named the mine Bouchard-Hébert in recognition of his achievements with Audrey Resources Inc.

As President of Aiguebelle Resources Inc. from 1980 to 1985, Mr. Hébert brought into production the Yvan Vezina underground 1,500 tpd gold mine in Quebec. The mine became part of Cambior's organization in 1986.

Mr. Jean-Pierre Lachance, Director and Executive and Exploration Vice-President

Mr. Jean-Pierre Lachance, is director and Executive and Exploration Vice President of the Company since April 13, 2000. Mr. Lachance holds a Bachelor of Science with a specialty in Geology from the University Laval, in Québec. As Strateco's Executive and Exploration Vice-President, he closely assists the President in his functions He maintains relations with the Cree Community.

Mr. Jean-Pierre Lachance is employed by BBH Géo-Management Inc. (BBH) to render services as Executive and Exploration Vice-President of the Company in charge of exploration programs. and approximately 95% of time is given to the Company. He is also Vice-President of BBH but does not exercise any control over this related company since 2004.

Professional Experience

Mr. Lachance has 35 years of experience in the mining industry, and has held various management positions with public and private companies in Canada and overseas.

In addition to his experience with the Company, Mr. Lachance was Vice-President, International Development of Lyon Lake Mines Ltd. (Lyon Lake) from 1994 to 1998 and Executive Vice President from 1999 to 2001. He has also been President of Novontar S.A., a subsidiary of Lyon Lake in Costa Rica, from 1996 to 2001. He was responsible for bringing Lyon Lake's Beta Vargas mine into production and for the reclamation after the mine's closure in 2000. He was Vice President of Altavista Mines Inc. from 1994 to 2000 and was responsible for all the exploration activities of the Company.

Mr. Lachance was a Vice-President and a Director at Cadiscor Resources Inc. ("Cadiscor") for several months in 2006 and remained a Director at the Company from 2007 to 2009. On May 26, 2009, Mr. Lachance resigned from his Director position at Cadiscor as a result of the merger of Cadiscor with North American Palladium Ltd.

Mr. Jean-Guy Masse, Director and member of the Audit Committee

Mr. Jean-Guy Masse, is a Director of the Company since April 13, 2000 and member of the Audit Committee. Mr. Masse holds a B.Sc. A. from the École Polytechnique of Montreal and an M. Sc. from Stanford University, California U.S.A. He is a Chartered Financial Analyst (CFA) and member of the Association since September 1975.

Mr. Masse is President of Northern Precious Metals Funds Inc. since 2003. Mr. Masse is also President of Masvil Capital Inc. since 1992. Mr. Masse is also a director of mining companies listed on the TSX Venture Exchange. He has been President of the Board of Directors of Metco Resources Inc. from 1999 to 2003. He was President of Orléans Resources Inc. from 1992 to 1998 and Executive Vice-President of Dundee Capital Inc. and President and Chief Executive Officer of CMP Fund Management Ltd. from 1984 to 1992.

Mr. Robert Desjardins, Director and member of the Audit Committee, the Compensation Committee as well as the Governance and Director Nomination Committee

Mr. Robert Desjardins is Director of the Company and member of the Audit Committee since October 30, 2001. He holds a Bachelor’s Degree in Commerce from the École des Hautes Études Commerciales and is a member of the Corporation des Administrateurs Agréés du Québec.

Since 1989, Mr. Desjardins has been President of Robert G. Desjardins & Associates Inc., a firm specializing in corporate finance and the development of financial products.

Mtre Henri Lanctôt, Director

Mtre Henri Lanctôt was appointed to a vacant director post of the Company on January 24, 2007 and afterwards, elected as Director at the annual and special Meeting of shareholders in 2007. He was the Secretary of the Company from April 13, 2000 until March 11, 2010. Mtre Henri Lanctôt was admitted to the Quebec Bar in 1968 after graduating in 1967 from the Faculty of Law of the University of Montreal.

Mtre Lanctôt was a partner at Gowling Lafleur Henderson LLP, Attorneys (Gowlings). He had joined in 1984, Lafleur Brown, the law firm that merged with Gowlings on July 1st, 2000..Since January 1st, 2010, Mtre Lanctôt is a legal consultant for Gowlings. Mtre Lanctôt is also a lay member of the Competition Tribunal since March 2007.

Mr. Marcel Bergeron, Director and Member of the Audit Committee, the Compensation Committee as well as the Governance and Director Nomination Committee

Mr. Marcel Bergeron was appointed Director and member of the Audit Committee on March 21, 2007 and afterward elected as Director at the annual and special Meeting of shareholders in 2007.

Mr. Marcel Bergeron is a member of the Quebec Institute of Chartered Accountants and of the Quebec Institute of Certified Management Accountants.

He is the Finance Vice-President of Northern Precious Metals Management Fund Inc. He is also a Director of Matamec Explorations Inc. and Jourdan Resources Inc. Mr. Bergeron is the CFO of the corporation Nevado Risk Capital Inc.

From 2006 to 2009, he was the General Director of Devimco Inc., a company specialized in the real estate development. Between July 1990 and June 2006, Mr. Bergeron was a Partner of PETRIE RAYMOND LLP, Chartered Accountants and Auditors of the Company. Between December 1995 and August 2005, he was on the Board of Directors of Fairstar Explorations Inc.

Robert Marchand, Director and Member of the Compensation Committee and the Governance and Director Nomination Committee

Mr. Robert Marchand was named to a vacant director’s post on March 11th, 2010. Mr. Marchand has 28 years of experience in mining operations and in project evaluation in the precious and base metals sector as well as in industrial minerals.

Mr. Marchand is the Investment Manager for The Sentinent Group, a private investment company in the area of natural resources. Before that, Mr. Marchand held the position of Vice President of Operations at MinQuest Capital, a mining fund based in Montreal. Also, he worked for more than 20 years at Cambior Inc. then at IAMGOLD Corporation as Head Engineer, Director of Engineering Mining and Director General of Business Development. During this period, he participated in technical and financial evaluations at an international level, the production start up of mines and various expansion projects. Mr. Marchand also spent five years with Noranda Inc. in engineering and production.

Mr. Marchand is a member of the Order of Engineers of Québec, the Canadian Institute of Mining, Metallurgy and Petroleum (CIM) and the Society for Mining, Metallurgy and Exploration (SME).

Orders in the last ten years

Misters Guy Hébert and Jean-Pierre Lachance were directors and officers of Lyon Lake Mines Ltd. (Lyon Lake).  The Autorité des Marchés Financiers and the British Columbia Securities Commission issued two cease trading orders on the shares of Lyon Lake, the first from July to November 2000 and the second from May 2001 to the present.  Lyon Lake ceased its activities on May 8, 2001.  All the directors resigned, and Guy Hébert was named as Lyon Lake’s agent.  The shares of Lyon Lake were delisted from the TSX Venture Exchange on February 26, 2003.

3.

COMPENSATION OF EXECUTIVE OFFICERS

For the purposes of this heading, Regulations under Securities Acts designate as Named Executive Officers, the Chief Executive Officer, the Chief Financial Officer and the three most highly compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer, at the end of the financial year and whose total compensation was more than $150,000.  The Named Executive Officers covered by this Regulation are:

Mr. Guy Hébert, President and Chief Executive Officer;

Ms. Pauline Comtois, Chief Financial Officer for the period January to June 2009;

Ms. Ingrid Martin, Chief Financial Officer since June 2009;

Jean-Pierre Lachance, Executive and Exploration Vice-President; and

Pierre H. Terreault, Vice-President Operations and Engineering.

During the year ended December 31, 2009, the Company did not pay any compensation to its Named Executive Officers except for Pauline Comtois and Ingrid Martin, and stock option grants pursuant to the stock option plan (the “Plan”) approved by the Shareholders. The Company’s executive compensation consists of an annual salary paid by BBH Géo-management Inc. (BBH) except for Pauline Comtois and Ingrid Martin, who receive fees from the Company, and the grant by the Company of stock options pursuant to the Plan.  Services provided to the Company by Guy Hébert, Jean-Pierre Lachance and Pierre H. Terreault are paid by the Company to BBH pursuant to a services agreement between the Company and BBH. Pauline Comtois, accountant CGA, provided the Company with her services as Chief Financial Officer on a contractual basis up until June 2009, from which time Ingrid

Martin CA offers the Company her services as Chief Financial Officer on a contractual basis through a corporation under her control.

BBH is a company that provides administrative and project management services to companies engaged in mining exploration activities. Mr. Guy Hébert, the Company’s president, is the sole director of BBH and indirectly controls BBH.

During the year ended December 31, 2009, the Company paid $741,000 to BBH for general and administrative expenses.

The Company also paid management fees of $632,000 and consultant and subcontractor fees of $2,937,000 to BBH.

The Company has a stock option plan for its officers, employees, directors, consultants and employees of service providers. A total number of 10,654,586 common shares are reserved for stock option grants. The maximum number of options that can be granted to any participant may not exceed 5% of the issued and outstanding shares of the capital stock. The strike price of the options granted may not be less than the market price, which corresponds to the weighted average price based on the volume and price of the shares traded on the Toronto Stock Exchange for the five days preceding the option grant. The board of directors sets the conditions for acquiring the common stock options according to quantity and exercise price, for a maximum term of five years from the date the options are granted.

SUMMARY COMPENSATION TABLE*

Name and Principal Position	Year	Salary ($)	Option-based awards ($)(4)	All other compensation ($) 5)	Total compensation ($)
Guy Hébert, President and CEO	2009	146,824 (1)	41,000	-	187,824
	2008	153,782 (1)	76,266	-	230,048
	2007	138,245 (1)	327,196	-	465,441
Pauline Comtois, CGA, CFO and Treasurer	2009	-	-	7,000 (2)	7,000
	2008	-	38,133	32,802 (2)	70,935
	2007	-	65,550	9,862 (2)	75,412
Ingrid Martin,CA CFO and Treasurer	2009	-	13,667	35,000 (2)	48,667
Jean-Pierre Lachance, Executive Vice President	2009	178,920 (1)	41,000	-	219,920
	2008	200,000 (1)	76,266	-	276,266
	2007	195,612 (1)	196,499	-	392,111
Pierre H. Terreault, Operations and Engineering Vice-President	2009	164,235 (1)	30,750	-	194,985
	2008	121,149 (1)(3)	72,266	-	193,415

*Columns (d) (f) and (g) of Art. 3.1 of Annex 51-102A6 are not relevant and have been excluded.

(1)

These amounts represent the funds paid by BBH Géo-Management Inc. (BBH), a management company, to Guy Hébert, Jean-Pierre Lachance and Pierre H. Terreault for services rendered to the Company. The Company paid BBH, the sums of $271,625 for the services of Mr. Hébert, $331,000 for the services of Mr. Lachance and $303,824 for the services of Mr. Terreault;

(2)

The services of Pauline Comtois, CGA were retained on a contractual basis from April 25, 2007 until June 9, 2009. The services of Mrs. Ingrid Martin, CA were retained starting on June 9, 2009 on a contractual basis through a corporation under her control;

(3)

Mr.  Pierre H. Terreault provides services to the Company since March 19, 2008;

(4)

The Black-Scholes model is the model used for the calculation of the value of the option-based awards. At the date of the grant, the weighted-average fair value of the stock options granted was $0.41 per option in 2009 ($0.7627 per option in 2008, $1,3110 per option in 2007, and $0.2030 per option in 2006), taking into consideration the following hypotheses :

	2009	2008	2007
Risk-free interest rate	1.88%	2.46%	3.06%
Expected life	2 yr	1 yr	1 yr
Expected volatility	97.09%	101%	103%
Expected dividend yield	0.0%	0.0%	0.0%

Individually, the Black-Scholes value allocated to the stock option grants to each Named Executive Officer is also $0.41 per option according to the hypotheses for 2009 presented in the following table:

2009
Risk-free interest rate	1.89%
Expected duration	2 years
Expected volatility	97.14%
Expected dividend rate	0.0%

In 2009, the Black-Scholes allocated value individually is at amounts of $41,000 for Mr. Hébert, $30,750 for Mr. Terreault and $13,667 for Mrs. Martin by taking into consideration only the 33,333 stock options on the 100,000 total stock options that could have been exercised as of December 31, 2009. No stock options were granted to Mrs Comtois in 2009.

(5)

Perquisites that are not generally available to all employees of the management company and that in the aggregate are worth less than $50,000 or less than 10% of a Named Executive Officers’ salaries are excluded.

The following table shows all option based awards outstanding to each Named Executive Officer for the fiscal year ending December 31, 2009:

Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiry Date	Value of Unexercised In-The-Money Options ($) (1)
Guy Hébert, President and CEO	100,000	1.00	2014-06-08	0
	100,000	2.04	2013-04-13	0
	250,000	3.37	2012-04-11	0
	300,000	0.20	2010-12-20	186,000
Ingrid Martin, CFO and Treasurer (2)	100,000	1.00	2014-06-08	0
Jean-Pierre Lachance, Executive and Exploration Vice-President	100,000	1.00	2014-06-08	0
	100,000	2.04	2013-04-13	0
	150,000	3.37	2012-04-11	0
	100,000	0.40	2011-01-24	42,000
	100,000	0.20	2010-12-20	62,000
Pierre H. Terreault Vice-President, Operations and Engineering	75,000	1.00	2014-06-08	0
	300,000	2.10	2013-03-18	0

 (1)

The value of unexercised In-The-Money Options is calculated based on the difference between the closing market price of the Shares of the Company on the Toronto Stock Exchange on December 31, 2009 ($0.82) and the exercise price;

(2)

Mrs. Martin can exercise her options in two tranches of 33,333 options and one tranche of 33,334 options according to the following dates: December 9, 2009, June 9, 2010 and from December 9, 2010. As at December 31, 2009, the fair value of options granted to Mrs. Martin was calculated based only on the lot of 33,333 options that could have been exercised starting December 9, 2009.

The following table shows the Option-Based Awards value vested for each Named Executive Officers for the fiscal year ended December 31, 2009.

Name	Option-Based Awards – Value Vested During The Year (1) ($)
Guy Hébert, President and CEO	0
Pauline Comtois, CFO and Treasurer	0
Ingrid Martin, CFO and Treasurer	0
Jean-Pierre Lachance, Executive and Exploration Vice-President	0
Pierre H. Terreault, Vice-President, Operations and Engineering	0

(1)

The dollar amount is the aggregate value that would have been realized if the options under the Options-Based Awards had been exercised on the vesting date, that is, the difference between the closing market price of the Shares of the Company on the Toronto Stock Exchange ($0.86) as at June 9, 2009 and ($0.74) as at December 8, 2009 with respect to Mrs. Martin for the lot of 33,333 options that was exercisable starting December 9, 2009, and the exercise price on the vesting date.

EXECUTIVE COMPENSATION REPORT

The Board of Directors did not have a compensation committee as at December 31, 2009. Senior Executives compensation was handled by the Board of Directors during the review and approval of the Company’s budget and financial statements, so that Senior Executives are compensated fairly relative to comparable positions and duties at companies with activities similar to those of the Company. The Board of Directors value the total compensation of Senior Executives in taking into consideration the fees paid by the Company to the management compangy for their services or the fees paid by the Company to external consultants. The Board takes also into account the stock options granted to the Senior Executives.

Compensation

The Senior Executives’ compensation is agreed upon on an annual basis, and is reviewed each year based on the duties and performance of each Senior Executive and the results generated by the Company’s activities in terms of both the growth and success of mining exploration activities, promotion and financing.

Stock Options

The Company’s stock options plan is designed to attract and retain executives.  In addition to being an important element of the long-term incentive compensation offered by the Company, the stock option plan is designed to reward and secure the loyalty of employees of the Company’s service providers and people and companies who provide the Company with consulting and management services.  (See under “Terms of the Stock Option Plan”).

Equity Compensation Plan Information as at December 31, 2009

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders: Stock Options Plan	4,310,500	$1.89	3,474,586
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total:	4,310,500	$1.89	3,474,586

Terms of the Stock Options Plan

The stock option plan (the “Plan”) for directors, officers, employees of the Company’s service providers and people or companies offering consulting and management services to the Company on a regular basis has been in place since May 9, 2000. It was last amended in November 8, 2007.  The main terms of the Plan are as follows:

-

The maximum number of shares that can be issued under the plan is limited to 10,654,586 shares;

-

The maximum number of options that can be reserved or granted to any participant may not exceed 5% of the Company’s issued and outstanding shares;

-

The strike price of the options granted may not be less than the weighted average price based on the volume of shares listed, namely the coefficient obtained by dividing the total value by the total volume of shares traded on the Toronto Stock Exchange TSX for the five days preceding the option grant;

-

The options granted are valid for a maximum of five (5) years;

-

The options granted may not be assigned or transferred; and

-

In the event of early retirement, resignation or termination of employment, the options granted to the participant expire within ninety (90) days of the date of termination of employment, subject to the expiration date of the options.  In the case of death, the options granted to the participant expire 12 months following the death, subject to the expiration date of the options.

Liability Insurance

The Company has an insurance policy that provides directors’ and officers’ liability coverage of $5,000,000 per event.  The Company paid an annual premium of $18,570 for the policy during the financial year.

Indemnity to be paid upon termination of functions and change of control

There are no employment contracts between the Company and its executive officers, nor is there any compensatory mechanism that may be triggered in the event of a change of control of the Company or a change in executive officers’ responsibilities pursuant to a resignation, retirement or any other termination of employment with the Company. Guy Hébert, Jean-Pierre Lachance and Pierre H. Terreault are employees of BBH Géo-Management Inc., not of the Company. Ingrid Martin, Chief Financial Officer, provides the Company with accounting services on a contractual basis through a corporation under her control.

Directors’ Fees

The external directors with the exception of those directors who are also Named Executive Officers of the Company receive fees of $800 for each board meeting they attend ($300 per conference call) and $1,000 for each audit committee meeting they attend ($500 per conference call) and $400 to assist to the Annual Meeting. The external directors received an aggregate of $23,400 in fees for the year ended December 31, 2009.  In addition, during the year ended December 31, 2009, stock options for 300,000 Common Shares at an exercise price of $1.00 per share were granted to directors who are not Named Executive Officers under the Company’s Stock Option Plan.  Aside from stock options granted to directors under the Stock Option Plan, directors do not receive any fee or benefit from the Company.

The following table sets forth all compensation to the Company’s Directors that are not Named Executive Officers for the fiscal year ended December 31, 2009.

Name	Fees ($)	Option-Based Awards ($) (1)	All other compensation ($)	Total ($)
Robert Desjardins	8,400	30,750	N/A	39,150
Jean-Guy Masse	8,400	30,750	N/A	39,150
Henri Lanctôt (2)	N/A	30,750	N/A	30,750
Marcel Bergeron	6,600	30,750	N/A	37,350

(1)

The Black-Scholes model is the model used for the calculation of the value of the Option-Based Awards. At the date of the grant, the weighted-average fair value of the stock options granted was $0.41 per option in 2009 ($0.7627 per option in 2008 and $1.3110 per option in 2007), taking into consideration the following hypotheses:

	2009	2008	2007

Risk-free interest rate	1.88%	2.46%	3.06%
Expected life	2 yrs	1 yr	1 yr
Expected volatility	97.09%	101%	103%
Expected dividend yield	0.0%	0.0%	0.0%

Individually, the Black-Scholes value allocated to the stock option grants to each Named Executive Officer is also $0.41 per option according to the hypotheses for 2009 presented in the following table:

2009
Risk-free interest rate	1.89%
Expected duration	2 years
Expected volatility	97.14%
Expected dividend rate	0%

(2)

Henri Lanctôt was a partner at Gowling Lafleur Henderson LLP, attorneys, and received fees for services rendered to the Company for the fiscal year ended December 31, 2009.

The following table sets out all In-The-Money Option-Based Awards to each Director for the fiscal year ended December 31, 2009.

Option-Based Awards
Name	Number of Securities Underlying Unexercised Options	Option Exercise Price ($)	Option Expiry Date	Value of Unexercised In-The-Money Options($) (1)
Marcel Bergeron	75,000	1.00	2014-06-08	0
	75,000	2.04	2013-04-13	0
	75,000	3.37	2012-04-11	0
Robert Desjardins	75,000	1.00	2014-06-08	0
	75,000	2.04	2013-04-13	0
	75,000	3.37	2012-04-11	0
Henri Lanctôt	75,000	1.00	2014-06-08	0
	75,000	2.04	2013-04-13	0
	75,000	3.37	2012-04-11	0
Jean-Guy Masse	75,000	1.00	2014-06-08
	75,000	2.04	2013-04-13	0
	75,000	3.37	2012-04-11	0
	50,000	0.40	2011-01-24	21,000

(1)

The value of unexercised In-The-Money Options is calculated based on the difference between the closing market price of the Shares of the Company on the Toronto Stock Exchange on December 31, 2009 ($0.82) and the exercise price.

The following table shows the Option-Based Awards value vested for each Director for the fiscal year ended December 31, 2009.

Name	Option-Based Awards – Value Vested During The Year (1) ($)
Marcel Bergeron	0
Robert Desjardins	0
Henri Lanctôt	0
Jean-Guy Masse	0

(1)

The dollar amount is the aggregate value that would have been realized if the options under the Option-Based-Awards had been exercised on the vesting date, that is, the difference between the closing market price of the Shares of the Company on the Toronto Stock Exchange ($0.86) and the exercise price on the vesting date.

Loans to Directors and Officers

At the date hereof, no director, nominee as director or officer or anyone associated with them owed any amount to the Company.

4.

APPOINTMENT OF AUDITORS (Item No. 3 on the Notice)

Notice of Change of Auditor and letters from the former auditor and the proposed auditor (SCHEDULE B)

The Board of Directors of the Company recommends the nomination of PricewaterhouseCoopers, LLP, chartered accountants, as auditors of the Company for the financial year ending December 31, 2010. The decision to recommend to the shareholders a change in auditors for the Company was examined by the Audit Committee and approved by the Board of Directors of the Company on March 11, 2010. The new specialized needs of the Company stemming from the expansion related to the underground exploration program were taken into consideration.

The reports of PETRIE RAYMOND LLP, chartered accountants, (PETRIE RAYMOND) with respect to the audited financial statements of the Company for the two financial periods ending December 31, 2009 and 2008 respectively prior to the notice of change of auditors dated March 23, 2010 did not contain any reservation, disagreement or unresolved question.

There was no event to declare by the terms of Regulation 51-102 Respecting Continuous Disclosure Obligations for the two financial periods preceding the date of the notice of change of auditors as confirmed by PETRIE RAYMOND, which acted as auditorS of the Company since May 12, 2004, and indicated in a letter addressing the notice of change of auditor presented in Schedule B.

The fees paid to PETRIE RAYMOND in the past two years are shown in the table below:

	2009 $	2008 $
a) Audit fees for the year ended December 31	63,172	53,848
b) Fees for services related to the review of March 31, June 30 and September 30	25,400	18,796
c) Fees for tax services – Income tax returns (1)	-	3,556
Total	88,572	76,200

(1)

The Company mandated PricewaterhouseCoopers LLP, chartered accountants to complete the 2009 tax returns and a provision of $5,000 was created for the tax service fees.

Management of the Company proposes that PricewaterhouseCoopers LLP, Chartered Accountants, be appointed as auditors of the Company until the next annual meeting of shareholders of the Company and that the Board of Directors be authorized to fix their remuneration.

The persons named in the accompanying form of proxy intend to vote for the appointment of PricewaterhouseCoopers LLP, chartered accountants, as the Company’s auditors at the Meeting and to authorize the directors to fix their remuneration, unless the shareholder signing the proxy has indicated his intention to abstain from voting regarding the appointment of the auditors.

5.

RECONFIRMATION AND EXTENSION OF THE SHAREHOLDERS’ RIGHTS PLAN
(Item 4 on the Notice)

At the Meeting, the shareholders will be asked to reconfirm and extend the Shareholders Rights Plan (the “Rights Plan”) adopted by the Board of Directors for the first time on March 21, 2007 and ratified by the shareholders for the first time at the Annual General and Special Meeting of June 12, 2007. The agreement dated as of March 22, 2007 between the Company and Computershare Investors Services Inc., as Rights Agent, containing the terms and conditions of the Rights Plan (the “Rights Agreement”), is available on SEDAR at www.sedar.com.

The Board of Directors has determined that the Rights Plan is still in the best interests of the shareholders and the Company and recommends that shareholders vote for its reconfirmation and extension.  The Rights Plan will provide the Board of Directors and the shareholders more time to fully consider any unsolicited takeover bid for the Company.  The Rights Plan is intended to discourage coercive or unfair takeover bids and gives the Board of Directors time to pursue alternatives to maximize shareholder value, if applicable, in the event of an unsolicited takeover bid.

The Rights Plan is in place since March 22, 2007 and is subject to reconfirmation by the shareholders at the Meeting.  To continue to be effective, the Rights Plan must be reconfirmed and extended by a resolution passed by a majority of the votes cast at the Meeting in person or by proxy.  Should the resolution not be passed by a majority of the votes so cast at the Meeting, the Rights Plan and any then outstanding Rights shall be of no further force and effect from May 27, 2010.

Shareholders will be asked at the Meeting to consider and, if deemed advisable, to approve, by a simple majority of votes cast at the Meeting, a resolution to reconfirm and extend the Rights Plan for a three year period,.

Background:  The primary objective of the Rights Plan is to provide the Board of Directors with sufficient time to explore and develop alternatives for maximizing shareholder value if a takeover bid is made for the Company and to provide every shareholder with an equal opportunity to participate in such a bid. The Rights Plan encourages a potential acquirer to proceed either by way of a Permitted Bid (as defined in the Rights Plan), which requires the takeover bid to satisfy certain minimum standards designed to promote fairness, or with the concurrence of the Board.

In adopting the Rights Plan, the Board of Directors considered the legislative framework in Canada governing takeover bids. Under provincial securities legislation, a takeover bid generally means an offer to acquire voting or equity shares of a person or persons, where the shares subject to the offer to acquire together with shares already owned by the bidder and certain related parties thereto, represent 20% or more of the outstanding shares of a corporation.

The existing legislative framework for takeover bids in Canada continues to raise the following concerns for shareholders of the Company:

(i)

Time:  Current legislation permits a takeover bid to expire 21 days after it is initiated. The Board of Directors is of the view that this is not sufficient time to permit shareholders to consider a takeover bid and make a reasoned and unhurried decision.

(ii)

Pressure to Tender:  A shareholder may feel compelled to tender in a takeover bid which the shareholder considers to be inadequate out of a concern that in failing to do so, the shareholder may be left with illiquid or minority Common Shares having a discounted value. This is particularly so in the case of a partial takeover bid for less than all of the Common Shares, where the bidder wishes to obtain a control position but does not wish to acquire all of the Common Shares. The Rights Plan provides a shareholder tender approval mechanism which is intended to ensure that a shareholder can separate the decision to tender from the approval or disapproval of a particular takeover bid.

(iii)

Unequal Treatment - Full Value:  While existing provincial securities legislation has substantially addressed many concerns in this regard, there remains the possibility that control of the Company may be acquired pursuant to a private agreement in which one or a small group of shareholder dispose of Common Shares at a premium to market price which premium is not shared with the other shareholders.  In addition, a person may slowly accumulate Common Shares through stock exchange acquisitions which may result, over time, in an acquisition of control without payment of fair value for control or a fair sharing of a control premium among all shareholders.

Summary:  The following is a summary of the principal terms of the Rights Plan which is qualified in its entirety by reference to the text of the Rights Plan in its original form (in English) which is filed on the Company's Website at www.stratecoinc.com and on SEDAR at www.sedar.com. A shareholder or any other interested party may also obtain a copy of the Rights Plan by writing to the Secretary of Strateco Resources Inc., 1225, Gay-Lussac, Boucherville, Quebec J4B 7K1.

All capitalized expressions or terms in the following summary have the meaning ascribed to them in the Rights Plan.

Effective Date:  The effective date of the reconfirmation and extension of the Rights Plan is May 27, 2010.

Term:  Unless otherwise terminated in accordance with its terms, the Rights Plan will terminate at the close of the third annual meeting of the Company's shareholders following the meeting at which the Rights Plan is reconfirmation and extended by shareholders, unless the Rights Plan is reconfirmed and extended at such meeting.

Shareholder Approval: The Rights Plan was ratified by shareholders on June 12, 2007 within six months of its original effective date of March 22, 2007. For the Rights Plan to continue to be effective following the

Meeting, the resolution for the reconfirmation of the Rights Plan must be approved by a majority of the votes cast at the Meeting by shareholders voting in person and by proxy.

Issue of Rights: On the Effective Date, one right to purchase a Common Share, upon the terms and subject to the conditions set forth in the Rights Plan, was issued and attached to each Common Share outstanding and attached to each Common Share subsequently issued.

Rights Exercise Privilege: The Rights will separate from the Common Shares and will be exercisable on the tenth Business Day after the earlier of (i) the Stock Acquisition Date; (ii) the date of the commencement of, or first public announcement of the intent of any Person to commence, a Takeover Bid, other than a Permitted Bid or Competing Permitted Bid and; (iii) the date upon which a Permitted Bid or Competing Permitted Bid ceases to be such;  or (iv) such later date as may be determined by the Board of Directors acting in good faith.

Flip-in Event: The acquisition by any Person (an "Acquiring Person") of 20% or more of the outstanding Common Shares of the Company, other than by way of a Permitted Bid, a Voting Share Reduction, an Exempt Acquisition, a Pro Rata Acquisition or a Convertible Security Acquisition is referred to as a "Flip-in Event". Any Rights held by an Acquiring Person will become void upon the occurrence of a Flip-in Event. Ten Business Days after the occurrence of the Flip-in Event, each Right, (other than those held by the Acquiring Person), will permit the purchase of Common Shares at a substantial discount to the market price at the time.

The issue of the Rights is not initially dilutive. Upon the occurrence of a Flip-in Event and the separation of the Rights from the Common Shares, reported eamings per share on a fully diluted or non-diluted basis may be affected. Holders of Rights not exercising their Rights upon the occurrence of a Flip-in Event may suffer substantial dilution.

Certificates and Transferability: Prior to the Separation Time, the Rights are evidenced by a legend imprinted on certificates for the Common Shares issued from and after the Effective Date and are not to be transferable separately from the Common Shares.   From and after the Separation Time, the Rights will be evidenced by Rights certificates which will be transferable and traded separately from the Common Shares.

Permitted Bid Requirements:   Under the Rights Plan, a "Permitted Bid" is a bid made to all shareholders of the Company and is open for acceptance for not less than 60 days. If, at the end of such 60-day period, at least 50 percent of the outstanding shares, other than those owned by the offeror and certain related parties, have been tendered, the offeror may take up and pay for the shares but must extend the bid for a further 10 days to allow other shareholders to tender.

The Rights Plan is similar to other shareholders rights plans adopted by several other Canadian companies and approved by their respective shareholders.

Waiver:  The Board of Directors may, until the occurrence of a Flip-in Event, waive the application of the Rights Plan to a particular Flip-in Event (an "Exempt Acquisition") where the Takeover Bid is made by a takeover bid circular to all holders of Common Shares.  Where the Board of Directors exercises the power of waiver for one Takeover Bid, the waiver will also apply to any other Takeover Bid for the Company made by a takeover bid circular to all holders of Common Shares prior to the expiry of the other bid for which the Rights Plan has been waived by the Board of Directors.

Redemption: The Board of Directors, with the majority approval of shareholders (or the holders of Rights if the. Separation Time has occurred) at a meeting duly called for that purpose, may redeem the Rights at $0.0001 per Right.  Rights may also be redeemed by the Board of Directors without such approval following completion of a Permitted Bid, Competing Permitted Bid or Exempt Acquisition.

Amendment:  The Company may amend the Rights Plan with the majority approval of shareholders (or the holders of Rights, if the Separation Time has occurred) at a meeting duly called for that purpose. The Company, without such approval, may correct clerical or typographical errors and, subject to approval as noted above at the next meeting of the shareholders (or holders of Rights, as the case may be), may make amendments to the Rights Plan which the Board of Directors acting in good faith considers necessary or desirable.

Board of Directors: The Rights Plan will not lessen the duty of the Board of Directors to act honestly and in good faith with a view to the best interests of the Company. The Board of Directors,  when a Permitted Bid is made, will continue to have the duty and power to take such actions and make such recommendations to shareholders as are considered appropriate.

Exemptions for investment Advisors: Persons whose ordinary business is managing investment funds for others, trust companies (acting in their capacities as trustees and administrators), statutory bodies whose business includes the management of funds, and administrators of registered pension plans are exempt from triggering a Flip-in-Event, provided that they are not making, or are not part of a group making, a Takeover Bid.

Recommendation of the Board of Directors:  The Board of Directors has determined that the Rights Plan is in the best interests of the Company and its shareholders.  The Board of Directors unanimously recommends that shareholders vote in favour of the resolution reconfirming and extending the Right Plan.

The reconfirmation and extension of the Rights Plan has not been submitted for shareholder approval in response to, or in contemplation of, any specific proposal to acquire control of the Company.  At the present time, the Company has no knowledge of any Takeover Bid, or any intended Takeover Bid from any person.

The persons named in the attached proxy form will vote in favour of the resolution reconfirming and extending the Rights Plan described above, unless the subscribing shareholder proceeds to vote against the resolution reconfirming and extending the Rights Plan or to abstain from voting on the resolution reconfirming and extending the Rights Plan.

Performance Chart

The following chart shows the cumulative return for shareholders of the Company (“RSC”) based on a $100 investment on January 1, 2005 to December 31, 2009, compared to the cumulative global return for shareholders based on a similar investment in the S & P-TSX Composite Index (“ISPTX”) for the same period.

2005-01-01	2009-12-31

Compensation of the Senior Executives in question as detailed in the present Circular is not linked to the achievement of target results or improvement in the Company’s share price on the Toronto Stock Exchange TSX. Furthermore, because the Company is at the mining property exploration and development stage, it is not in a position to base itself on performance indicators such as earnings before financial expenses and income taxes. Under the circumstances, it is impossible to adequately assess the compensation of Senior Executives in question based on the Company’s performance.

CORPORATE GOVERNANCE PRACTICES

BOARD OF DIRECTORS

Independence of Directors

The Board of Directors currently consists of seven (7) directors. Jean-Guy Masse, Robert Desjardins and Marcel Bergeron are independent directors. Marcel Bergeron was appointed Director of the Company on March 21, 2007..  Up until June 2006, Marcel Bergeron was a partner of PETRIE RAYMOND LLP, Chartered Accountants (“PETRIE RAYMOND”), the Company’s former auditors. Mr. Bergeron was the partner in charge of the Company’s account at PETRIE RAYMOND; because of this relationship, he was only considered an independent director as of June 2009.  Nevertheless, when he was appointed as a director, the directors of the Company determined that Mr. Bergeron was able to exercise the impartial judgment necessary to fulfil his responsibilities as a director and member of the Audit Committee, and that his appointment was in the best interest of the Company and of the shareholders. Guy Hébert, President, Jean-Pierre Lachance, Executive Vice President, and Henri Lanctôt, Secretary until March 11, 2010, as well as Robert Marchand due to his employment with an investment fund company which holds convertible securities in the Company allowing it to eventually acquire more than 10% of the stock, are not considered independent directors.

The independent directors meet for their Audit Committee meetings out of the presence of non-independent directors.  In order to ensure the independence of the independent directors, the Audit Committee, on which sit independent directors, has full authority to review the financial statement and management discussion and analysis on a quarterly basis and the annual financial statements and management discussion and analysis for the previous year ended December 31 in March of each year, to question the auditors and the employees in charge of the Company’s finance department, to examine and comment on any of the Company’s medium-and-long-term obligations, and to review, analyse and comment on the Company’s budget.

The Board of Directors is chaired by Mr. Guy Hébert, President and Chief Executive Officer, and Mr. Robert Desjardins, an independent director, acts as the lead director.  With the President and Chief Executive Officer, the lead director establishes the agenda items for each meeting, including the matters presented by the Audit Committee.  The Audit Committee constitutes a forum for the independent directors to comment on the Company’s activities and identify matters to be dealt with at board of director meetings.

During fiscal 2009, the Board of Directors having then six Directors held five meetings. Misters Hébert, Bergeron and Lachance were each absent once.

Mandate of the Board of Directors

The mandate of the Board of Directors is to contribute, together with management, to building a strong, healthy and competitive business.  The Board of Directors participates with management in the development of the Company’s policies and objectives, long-term strategic planning and risk management.

Job Description

The Board of Directors has not created any written description for the position of the president and chief executive officer, chairman of the board or chairman of the audit committee, other than those contained in the Company’s by-laws.

The corporate objectives that the chief executive officer is responsible for achieving along with the other executives are based on a corporate strategy and budget approved each year by the Board of Directors.

Orientation and Continuing Education

The directors stay informed and receive copies of all required information and updates at meetings of the Board of Directors and Audit Committee.  Due to the small number of directors, there is no formal continuing education program.

Ethical Business Conduct

The Board of Directors is careful to apply the measures in the Company’s Code of Ethics, particularly with regard to questions of conflict of interest, in order to encourage and foster an ethical business culture.  The Code of Ethics can be consulted on the Company’s website at www.stratecoinc.com or on the SEDAR website at www.sedar.com.   Anyone interested may request a free copy of the Code from the Company’s head office.

Nomination of Directors

The currents members of the Company’s Board of Directors are reviewed before being nominated at the annual meeting of shareholders, by assessing their potential and actual involvement in protecting the Company’s interests the previous year and their experience and expertise in the areas of geology, administration and accounting.  New nominees are selected on the basis of industry references.

The Board of Directors has also approved a policy of considering that a director who has sat on the Board of Directors for several years has a deeper knowledge of the Company and its history, which enables him to take more enlightened decisions at meetings of the Board of Directors.  The Board of Directors does not have a nomination committee as at December 31, 2009. On March 11, 2010, the Board of Directors named three Directors to create an Governance and Director Nomination Committee.

Compensation

As at December 31, 2009, the Company did not have a compensation committee, as the directors and officers do not receive any compensation directly from the Company other than stock options, directors’ fees and reimbursement of expenses for external directors only.

However, every three years, the directors approve the services contract with BBH Géo-Management Inc. (“BBH”) a management company, in the absence of Guy Hébert, President and Director of the Company, who is also a director and President of BBH. This contract provides for the consulting fees, including those services provided by the Company’s executive officers, that BBH charges to the Company. For the services contract, fee proposals are submitted annually to the Board of Directors by the Chief Executive Officer. The Audit Committee and the Board of Directors review these fees with care on a quarterly and annual basis with the financial statements as related-party operations.  Executive compensation consists of annual salaries or fees and stock options issued under the Plan.

OTHER BOARD COMMITTEES

As at December 31, 2009, the Company had only one committee, the Audit Committee.

During the financial year, the Audit Committee consisted of Misters Jean-Guy Masse, Robert Desjardins and Marcel Bergeron.  The Audit Committee meets several times a year to review the Company’s financial position, examine and recommend approval of the interim financial statements, the audit mandates and the interim and audited annual financial statements and management discussion and analysis, question the auditors and recommend their fees, and assess the Company’s performance, investments and mining property portfolio.  The Audit Committee held four meetings during the financial year ended December 31, 2009.  The Audit Committee Charter is attached to this circular as Schedule A.

The following is a brief summary of the education and experience of each member of the Audit Committee that is relevant to the performance of his responsibilities as a member of the Audit Committee.

Jean-Guy Masse has been President of Northern Precious Metals Funds Inc. since 2003 and President of Masvil Capital Inc. since 1992.  He was President of the Board of Metco Resources from 1999 to 2003, President of Orléans Resources Inc. from 1992 to 1998, and Executive Vice-President of Dundee Capital Inc. and President and Chief Executive Officer of CMP Fund Management Ltd. from 1984 to 1992.  Mr. Masse is also a director of mining companies listed on the TSX Venture Exchange.  Mr. Masse holds a B.SC.A. from the École Polytechnique in Montreal and an M. Sc. from Stanford University, California, U.S.A.  He has also been a member of the Montreal CFA Society since September 1975.

Robert Desjardins holds a bachelor’s degree in Commerce from the École des Hautes Études Commerciales (HEC Montréal) and is a member of the Corporation des administrateurs agréés du Québec.  He has been President of Robert G. Desjardins & Associates Inc., a firm specializing in corporate finance and the development of financial products, since 1989.

Marcel Bergeron earned a bachelor’s degree in accounting science from Université du Québec à Montréal (UQÀM) in 1981, and has been a member of the Ordre des Comptables en Management Accrédités du Québec since June 1981 and of the Ordre des Comptables Agréés du Québec since December 1983.  He was a partner at PETRIE RAYMOND, LLP, Chartered Accountants, the Company’s auditors, from July 1990 to June 2006, when he became up until 2009 the general manager of Devimco Inc., a real estate management company. He is the Finance Vice-President of Northern Precious Metals Management Fund Inc. He is also a Director of Matamec Explorations Inc. and Jourdan Resources Inc. Mr. Bergeron is the CFO of the corporation Nevado Risk Capital Inc.

The Audit Committee for the 2009 financial year was composed of two independent directors, Robert Desjardins and Jean-Guy Masse until June 2009, and of a third director, Mr. Marcel Bergeron, who is considered “independent” as defined in the Multilateral Instrument 52-110 – Audit Committee as of June 2009.

Assessment

The Board of Directors ensures that the board itself and the Audit Committee perform effectively by seeking advice from its legal counsel, consultants and collaborators and the auditors as to any possible shortfalls and takes prompt corrective measures as required.  As at December 31, 2009, there was no formal mechanism to assess the effectiveness of the Board of Directors, its audit committee or its members. However, the directors can discuss specific matters freely among themselves or with executive officers at any time to ensure that each member of the Audit Committee and of the Board of Directors assumes its responsibilities and complies with the Company’s Code of Ethics.

Due to the expansion of the Company and the increase of obligations, responsibilities and applicable rules, two new committees were created, the Governance and Director Nomination Committee and the Compensation Committee, at the March 11, 2010 meeting of the Board of Directors. New Corporate governance policies were also submitted to the Directors for their consideration. The Code of Ethics will be updated and new policies are expected for the nomination of directors, transactions on securities by the insiders of the Company as well as, a detailed mandate for the Board of Directors. Following the adoption of any new policy or modification to the Code of Ethics, the Company will make the new information available in its following quarterly report.

OTHER ITEMS ON THE AGENDA

Management of the Company is not aware of any amendment regarding the matters on the agenda set forth in the Notice or any other business as may properly be brought before the Meeting other than as set forth in the Notice.  However, if amendments to the matters on the agenda set forth in the Notice or other business are properly brought before the Meeting, the accompanying form of proxy confers discretionary authority upon those persons named therein for the purposes of voting according to their best judgment on amendments or any other matters, except the election of a director who is not a nominee named in the circular.

SHAREHOLDER PROPOSALS

Any shareholder wishing to present a proposal at the 2011 annual meeting must send such proposal to the Company before January 31, 2011, so that it may be included in the proxy solicitation documents for that annual meeting.

ADDITIONAL INFORMATION

Financial information on the Company is provided in the comparative financial statements and management discussion and analysis for Company’s last financial year ended December 31, 2009.

Shareholders can obtain additional information on the Company on the SEDAR website at www.sedar.com and EDGAR website at http://www.sec.gov/edgar.shtml or by making a request to the Company’s head office, 1225, Gay-Lussac Street, Boucherville, Québec J4B 7K1.

APPROVAL OF CIRCULAR

The Board of Directors of the Company has approved the contents of this Management Information Circular and the sending of this Management Information Circular to the shareholders.

Dated April 22, 2010

ON BEHALF OF THE BOARD OF DIRECTORS

(signed) Guy Hébert

___________________________________

Guy Hébert,

President

SCHEDULE A

STRATECO RESOURCES INC.

AUDIT COMMITTEE CHARTER

Constitution, Composition and Quorum

The Board of Directors of the Company has appointed an audit committee comprised of a minimum number of three directors, all of whom should be financially literate in accordance with the applicable laws, by-laws and policies with respect to securities including Multilateral Instrument 52-110. The majority of the members of the audit committee must be independent directors. Each member of the audit committee must, amongst other things, be able to read and understand financial statements. The majority of the members must be Canadian residents. A majority of the members of the committee constitute quorum. The audit committee has the authority to appoint a chairman and a vice chairman.

Powers and Authority

In the performance of its mandate, the committee has the right to examine the books, registers and accounts of the Company and its subsidiaries and to discuss such matters as well as any question concerning the financial situation of the Company or its subsidiaries with the officers and with the auditors of the Company and its subsidiaries.

The external auditor reports directly to the audit committee, and the committee has the power to communicate directly with the external auditor. The external auditor is present at all of the meetings of the committee where reports or financial statements that it has prepared or where public communications based upon these reports or financial statements are examined or approved by the committee. The external auditor can also be invited to other meetings. The chairman of the committee must convene a meeting of the audit committee if requested to do so by the external auditor. The audit committee meets privately with the external auditor, without management being present, at least once per year during the presentation of the annual financial statements and at any time upon request.

The committee has the right to require any employee of the Company to discuss any question concerning the Company's financial reporting and may and shall investigate any complaint or concern raised with regard to accounting, internal accounting controls or the audit.

If the audit committee deems it appropriate, it can retain legal counsel or other independent counsels to assist it in fulfilling its duties and responsibilities, and it has the power and authority to approve and ensure the payment of their fees and disbursements.

Delegation

The audit committee cannot delegate to management any of the responsibilities that are part of its mandate. However, the committee may delegate to one or more of its independent members the authority to pre-approve non-audit services, provided that the pre-approval is presented to the audit committee at its first scheduled meeting following such a pre-approval and all of the conditions of Multilateral Instrument 52-110 - Audit Committee and of the pre-approved audit committee approval policies are met.

Reports

The audit committee must report to the directors on or about its work, activities and decisions at the meeting of the Board of Directors following the meeting of the audit committee, providing information on all topics discussed, decisions taken, means used to study and examine the reports, statements and documents submitted, as well as the level of satisfaction of the members of the committee therewith, unresolved issues, disagreements and decisions taken.

Compensation

The Board of Directors determines the compensation to be received by the members of the audit committee for their services.

Audit Committee Mandate and Duties

1.

The audit committee must recommend to the Board of Directors:

i)

the external auditor to be appointed for the purpose of preparing or issuing an auditor's report or performing other audit, review or attest services for the Company; and

ii)

 the compensation of the external auditor.

2.

The audit committee must be directly responsible for overseeing the work of the external auditor engaged for the purpose of preparing or issuing an auditor's report or performing other audit, review or attest services for the Company, including the resolution of disagreements between management and the external auditor regarding financial reporting.

3.

The audit committee must pre-approve all non-audit services to be provided to the Company or its subsidiaries by the Company's external auditor.

4.

The audit committee must review the Company's financial statements, management discussion and analysis and annual and interim earnings press releases before the Company publicly discloses this information.

5.

The audit committee must be satisfied that adequate procedures are in place for the review of the Company's public disclosure of financial information extracted or derived from the Company's financial statements, other than the public disclosure referred to in subsection 4, and must periodically assess the adequacy of those procedures.

6.

The audit committee must establish procedures for:

i)

the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

ii)

the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

7.

The audit committee must review and approve the Company's hiring policies regarding partners, employees and former partners and employees of the present and former external auditor of the Company.

Boucherville, April, 2005

SCHEDULE B

CHANGE OF AUDITOR NOTICE

STRATECO
RESOURCES

Boucherville, March 23, 2010

Petrie Raymond, Chartered Accountants – L.L.P.
255 Boul. Crémazie East, Suite 1000
Montreal, Quebec H2M 1M2

Attention: Alexandre Roy, CA

And

PricewaterhouseCoopers LLP
1250 Boulevard René-Lévesque West
Suite 2800
Montréal, Québec H3B 2G4

Attention: Nochane Rousseau, CA

CHANGE OF AUDITOR NOTICE

Dear Sirs,

Pursuant to *Regulation 51-102 respecting continuous disclosure obligations*, Strateco Resources Inc. (hereinafter called the "Company") hereby gives notice of the following:

1. At its annual general and special meeting of shareholders scheduled for May 27, 2010, the Company intends to recommend the appointment of PricewaterhouseCoopers LLP as the Company's auditors.

2. There were no reservations, disagreements or unresolved issues in the reports of Petrie Raymond, Chartered Accountants – L.L.P. for the two fiscal years preceding the date of this notice.

3. This decision to recommend a change of auditors for the Company has been reviewed by the Company's Audit Committee and approved by its Board of Directors.

4. There are no reportable events as defined in *Regulation 51-102 respecting continuous disclosure obligations* for the two fiscal years preceding the date of this notice.

Please inform the Autorité des marchés financiers and the securities commissions of Alberta, British Columbia and Ontario of your agreement or disagreement with this notice, in accordance with the requirements of *Regulation 51-102 respecting continuous disclosure obligations.*

Sincerely,

(Signed) Guy Hébert

Guy Hébert, President,
Strateco Resources Inc.

Strateco Resources Inc.
1225 Gay-Lussac Street, Boucherville (Québec) J4B 7K1
*Tel: (450) 641-0775 * Fax: (450) 641-1601*

SCHEDULE B (CONTINUED)

PETRIE RAYMOND
CHARTERED ACCOUNTANTS - L.L.P.

255 CRÉMAZIE BLVD. EAST, SUITE 1000
MONTRÉAL (QUÉBEC) H2M 1M2
TEL.: (514) 342-4740
FAX: (514) 737-4049

The Canadian Securities Commissions

Re : Ressources Strateco Inc.

We have read the Notice of Ressources Strateco Inc. dated March 23, 2010 and are in agreement with the statements contained in such Notice.

Yours very truly,

Petrie Raymond

Limited Liability Partnership
Chartered Accountants

Montréal, Canada
April 1st, 2010

96_69360

SCHEDULE B (CONTINUED)

PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l.
Chartered Accountants
1250 René-Lévesque Boulevard West
Suite 2800
Montréal, Quebec
Canada H3B 2G4
Telephone +1 514 205 5000
Facsimile +1 514 876 1502

To:
British Columbia Securities Commission
Alberta Securities Commission
Ontario Securities Commission
Autorité des marchés financiers (Québec)

We have read the statements made by Strateco Resources inc. ("Strateco") in the attached copy of the Change of Auditor Notice dated March 23, 2010, which we understand will be filed by Strateco pursuant to Section 4.11 of the National Instrument 51-102.

We agree with the statements in the Change of Auditor Notice dated March 23, 2010 except that we have no basis to agree or disagree with the following statement:

"There are no reportable events as defined in Regulation 51-102 respecting continuous disclosure obligations for the two fiscal years preceding the date of this notice."

Yours very truly,

PricewaterhouseCoopers LLP

Montréal, Canada
April 19, 2010

"PricewaterhouseCoopers" refers to PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., an Ontario limited liability partnership, or, as the context requires, the PricewaterhouseCoopers global network or other member firms of the network, each of which is a separate legal entity.